EXHIBIT 10.1
REPAYMENT AGREEMENT

This Repayment Agreement (the "Agreement") is made and entered into by and between Kevin T. Langford ("Executive") and First Financial Bancorp (the "Company"), effective as of the latest date set forth by the signatures of the parties hereto below (the "Effective Date").

WHEREAS, in relation to his employment with the Company, Executive has relocated from the Cincinnati, Ohio area to the Indianapolis, Indiana area;

WHEREAS, Executive has represented that as a result of that relocation, he will suffer a loss on the sale of his home in the Cincinnati, Ohio area (the "Cincinnati Residence"); and

WHEREAS, although not called for in its policies and not part of its normal practices, the Company wishes to reimburse Executive for the loss on the sale of his Cincinnati Residence subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Executive agree as follows:

1.
Home Loss Payment. Within 30 days following the later of the closing of the sale of the Cincinnati Residence or the Effective Date, the Company will provide to Executive a payment in the gross amount that, minus required taxes and withholdings, will result in a net amount of Sixty Thousand Dollars ($60,000.00) (the "Home Loss Payment") (the "Home Loss Payment"), which represents the loss that Executive claims to have suffered on the sale of the Cincinnati Residence. The Company will report this payment to Executive via an IRS Form W-2.

2.
Repayment of Home Loss Payment. Executive shall be obligated to repay the gross amount of the Home Loss Payment if within the 12 months following the Effective Date]: (a) Executive voluntarily resigns from his employment with the Company without Good Reason in connection with a Change in Control, as such resignation is described in Section 4(b) of the November 1, 2013 Severance and Change in Control Agreement (the "Severance Agreement") and as the terms Change in Control and Good Reason are defined respectively in Sections 7(c) and 7(h) of the Severance Agreement; (b) the Company terminates Executive's employment for Cause, as that term is defined in Section 7(b) of the Severance Agreement; or (c) Executive voluntarily terminates his employment (other than for Good Reasons in connection with a Change in Control, as such terms are defined in the Severance Agreement).

Executive authorizes the Company to withhold compensation and/or business expense reimbursements as may be necessary to repay any portion of the outstanding balance under this agreement, and if such withholding is not sufficient to repay the outstanding balance, Executive shall directly pay the sum required to fully repay the outstanding balance within 30 days following Executive separation of employment from the Company. If there remains an outstanding balance after such time, the Company may use all other available means to collect this debt and Executive shall pay any and all costs and expenses, including reasonable attorney fees, of the Company in its efforts to collect the debt.

3.	At-Will Employment. Nothing in this Agreement shall alter the at-will nature of Executive's employment with the Company.

4.
Relation to Other Agreements. This Agreement does not alter in any manner the provisions of the Severance Agreement. All rights and remedies under this Agreement are cumulative and in addition to all other rights and remedies which may be available to the parties hereto, including but not limited to those set forth in the Severance Agreement.

IN WITNESS THEREOF, Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf.

EXECUTIVE		FIRST FINANCIAL BANCORP

/s/ Kevin T. Langford		By:	/s/ Alisa E. Poe
Kevin T. Langford
Date:	July 17, 2014	Name:	Alisa E. Poe
		Title:	Executive Vice President and Chief Talent Officer
		Date:	July 17, 2014